UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2012

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Maiden Lane

New York, New York 10038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 6, 2012, AIG issued a press release announcing that it had priced the sale of approximately 591.9 million ordinary shares of AIA Group Limited (AIA) by means of a placing to certain institutional investors. Upon the closing of the placing, which is scheduled for September 11, 2012, and is subject to customary closing conditions, AIG will receive gross proceeds of approximately US$2 billion, based upon a purchase price of HK$26.50 (approximately US$3.42) per share. Under the terms of an agreement with the managers of the placing, AIG is restricted from selling any of its remaining ordinary shares of AIA until December 10, 2012, subject to certain exceptions, including receiving prior consent of certain lead managers of the placing.

The AIA ordinary shares have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws. Therefore, the AIA ordinary shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any applicable state securities laws.

A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press release dated September 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)

Date: September 7, 2012	By:	/s/ James J. Killerlane III
	Name:	James J. Killerlane III
	Title:	Associate General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No	Description

Exhibit 99.1	Press release dated September 6, 2012